Exhibit 16.1

5400 W Cedar Ave Lakewood, CO 80226 Telephone: 303.953.1454 Fax: 303.945.7991

January 27, 2022

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: Ever-Glory International Group, Inc.

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated January 27, 2022, of Ever-Glory International Group, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO